Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2011 on our audit of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2010, and for the year then ended, and for the period from January 1, 2002 through December 31, 2010, which report appears in the Annual Report on Form 10-K of ADVENTRX Pharmaceuticals, Inc. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ J.H. COHN LLP

San Diego, California

March 8, 2012